Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Orrstown Financial Services, Inc.

We consent to the incorporation by reference to previously filed Registration Statements (Form S-3 File No. 333-53405, Form S-3 File No. 333-208614, Form S-8 File No. 333-33714, Form S-8 File No. 333-33712, Form S-8 File No. 333-196239 and Form S-8 File No. 333-174720) of Orrstown Financial Services, Inc. of our report dated March 14, 2014 on the financial statements for the year ended December 31, 2013, appearing in Item 8 of this Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2015.
/s/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
March 11, 2016